Exhibit 10.28

November 22, 2006

Dear John,

On behalf of the Board of Directors and the shareholders of Anheuser-Busch, I want to thank you for your valuable service to the Company. In recognition of your dedicated service, the Company will transfer the title to your current Company car to you, on or before December 31, 2007;

Sincerely,

/s/ Vernon R. Loucks Jr.
Vernon R. Loucks Jr.
Chairman, Compensation Committee, Board of Directors
Anheuser-Busch Companies, Inc.